UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 31, 2008

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1015 Third Avenue, 12th Floor, Seattle, Washington 98104

(Address of principal executive offices) (Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On December 31, 2008, Expeditors International of Washington, Inc. (the “Company”) entered into an employment agreement with Bradley S. Powell, its Chief Financial Officer. The Employment Agreement has an initial term of ending at the next annual meeting of the board of directors and automatically extends of additional one year terms. It provides for annual compensation to Mr. Powell in the amount of $100,000. In addition, as previously disclosed in the Form 8-K filed on September 30, 2008, Mr. Powell will also be eligible to participate in the Company’s Executive Bonus Pool under the 2008 Executive Incentive Compensation Plan in an amount to be allocated by the Compensation Committee of the Board of Directors. Further, Mr. Powell was also granted an option to purchase 5,000 shares from the 2008 Stock Option Plan as of the close of business on October 1, 2008. The Employment Agreement obligates Mr. Powell to comply with certain confidentiality and non-compete requirements. If Mr. Powell’s employment is terminated without cause, he will be entitled to a lump sum payment equal to one half (1/2) of the Total Cash Compensation paid to Mr. Powell in the preceding twelve (12) month period and the non-compete provisions shall be extended for a period of six (6) months from the effective date of the termination. Total Cash Compensation as used herein includes Base Salary, any incentive or bonus compensation, and any monthly automobile allowance, but excludes any other benefit or expense reimbursement. If Mr. Powell resigns or is terminated for cause, the Company may extend the non-compete provisions with a payment equal to six months base salary, which extension can be rejected by Mr. Powell if he resigns following a change of control..

On December 31, 2008, the Company entered into amended and restated employment agreements with Jordan Gates, its President and Chief Operating Officer, Rommel C. Saber, its President-Europe, Africa, Near/Middle East and Indian Subcontinent and Robert L. Villanueva, its President – The Americas. The amended and restated agreements makes technical changes regarding the timing of certain payments under the employment agreements which are designed to make the employment agreements conform to the requirements of section 409A of the Internal Revenue Code of 1986.

On December 31, 2008, the Company entered into an amended and restated employment agreement with Peter J. Rose, its Chairman and Chief Executive Officer. The amended and restated employment agreement is intended to conform certain provisions Mr. Rose’s employment agreements to Section 409A, specifically: (a) to require that the non-compete provisions of the employment agreement are extended following separation from service, and in the case of resignation and termination for cause, to require the Company to make a specified payment to Mr. Rose; (b) to provide that the payments or benefits due on account of a “separation from service” will be delayed for six months following the occurrence of such Mr. Rose’s separation date; (c) in the event of a termination without cause, to remove the ability of Mr. Rose to elect between a lump sum payment and providing post-employment services to the Company, so that Mr. Rose receives both the lump sum payment and the benefits under the post-employment services provisions; and (d) to provide for a maximum level of service that Mr. Rose may provide under the post-termination services provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

December 31, 2008
/s/ Peter J. Rose
PETER J. ROSE, Chairman and Chief Executive Officer

December 31, 2008
/s/ R. Jordan Gates
R. JORDAN GATES, President and Chief Operating Officer